Exhibit 99

         Temecula Valley Bancorp Announces Board Decision to
              Seek Listing on the NASDAQ National Market

    TEMECULA, Calif.--(BUSINESS WIRE)--April 30, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced today that the Company's board of directors resolved to apply for a NASDAQ national market listing in the immediate future. The Company's shares are currently quoted on the Over-the-Counter Bulletin Board.
    "The anticipated move to NASDAQ national market is based upon a number of strategic reasons and it is a natural step in the Company's evolution," said Stephen H. Wacknitz, the Company's President/CEO and chairman of the board. "This is a very exciting time for the Company if you look at the successful growth and performance of the Company over the seven years of operations. We believe this new listing will heighten the Company's visibility, bring a broader institutional and retail investor base and increase the Company's access to capital markets for continued growth and expansion."
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Anaheim Hills, Calif.; Bellevue, Wash.; Gurnee, Ill.; Westlake, Ohio; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; and Atlanta.
    For more information, visit the Company's Web site at www.temvalbank.com. The Company's SEC filings are available to the public through the SEC's Web site at www.sec.gov.

    Forward-Looking Statements

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in the Company's SEC filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940